August 1, 2007

The Special Committee of the Board of Directors

Bausch & Lomb Incorporated

c/o Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Dear Sirs and Madams:

We are in receipt of your letter dated August 1, 2007.

We are disappointed that the Bausch & Lomb Board has concluded not to grant adequate time for us to seek to provide you with the information you requested in a manner that would be meaningful. It is clear from the way Special Committee has run the go-shop process and the unrealistic hurdles that have been uniquely imposed on Advanced Medical Optics, Inc. (“AMO”) that you do not have any interest in providing your shareholders with the opportunity to receive the $75 per share offer that we have proposed. Instead, you remain intent on delivering Bausch & Lomb to Warburg Pincus at $65 per share, a transaction that is inferior to AMO's proposal both in terms of value and the ability for the Bausch & Lomb shareholders to participate in the significant synergies that combining AMO and Bausch & Lomb would create.

Accordingly, we have withdrawn our offer. If, in the future, you decide to run a process that is designed to deliver value to your shareholders, please let us know.

Very truly yours,
/s/ James V. Mazzo
James V. Mazzo
Chairman, President and
Chief Executive Officer